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                                  EXHIBIT 99.2


                                 PRESS RELEASE
                       IMPERIAL CREDIT INDUSTRIES, INC.
                           ANNOUNCES COMMENCEMENT OF
                    EXCHANGE OFFER AND CONSENT SOLICITATION


FOR IMMEDIATE RELEASE


Torrance, California, May 7, 2001 - Imperial Credit Industries, Inc. (Nasdaq:
ICII) announced today that on May 10, 2001 it will commence an offer to exchange all of its outstanding senior notes, including securities issued by a related trust, (the "Old Notes") for a combination of newly issued 12% Senior Secured Notes due June 30, 2005, shares of ICII Common Stock and warrants to purchase additional shares of ICII Common Stock in the amount and manner set forth in the Exchange Circular and Consent Solicitation to be distributed to all registered holders (the "Exchange Offer"). The issuance and sale of Senior Secured Notes will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended.

H. Wayne Snavely, ICII's Chairman, President and Chief Executive Officer, stated:


          "The Exchange Offer represents the second phase of our recapitalization plan, announced this past February. The exchange will reduce the amount of holding company debt and assist the efforts of ICII to increase capital levels of its principal subsidiary, Southern Pacific Bank."


Concurrently with the Exchange Offer, the Company is also soliciting consents (the "Consent Solicitation") from the holders of certain of the Old Notes to proposed amendments to the indentures under which the Old Notes were issued.

The Exchange Offer and Consent Solicitation will expire at 5:00 P.M. New York City time on June 22, 2001 unless extended.

Each holder exchanging Old Notes in the Exchange Offer will receive, in exchange for each $1,000 in aggregate principal or liquidation amount of Old Notes exchanged: (i) Exchange Notes in a principal amount equal to (a) the principal or liquidation amount of Old Notes tendered multiplied by (b) the applicable Old Note exchange multiple (as described below); (ii) 13.684163 shares of Common Stock for each $1,000 in aggregate principal amount of Exchange Notes

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received in the Exchange Offer; and (iii) Warrants to purchase, at a price of
$2.15 per share, 47.894572 shares of Common Stock for each $1,000 in aggregate principal amount of Exchange Notes received in the Exchange Offer. Exchange Notes will only be issued in denominations of $1,000 or integral multiples thereof. Any fractional portion of Exchange Notes that would otherwise be issuable will be paid in cash on the exchange date. All calculations will be made in accordance with standard market practice.

 . The exchange multiple for the 9.75% Senior Notes due January 15, 2004 will be equal to .50.

 .  The exchange multiple for the 9.875% Series B Senior Notes due January 15,
   2007 will be equal to .65.

 .  The exchange multiple for the 10.25% Remarketed Redeemable Par Securities
   ("ROPES") will be equal to .80.

ICII will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to the expiration date. Old Notes may be tendered only in multiples of $1,000 of principal or liquidation amount. The consummation of the Exchange Offer is conditioned upon ICII obtaining the consent of its shareholders (or its determination that such consent is not necessary) to certain elements of the transactions contemplated by the recapitalization plan ICII has previously adopted, and is subject to certain other customary conditions.

     The Exchange Notes will bear interest at the rate of 12% per annum from and including the exchange date. Holders of Old Notes accepted for exchange will receive the amount of interest accrued on the Old Notes to but not including the exchange date.

     This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the Old Notes which are the subject of the Exchange Offer. Offers are made only by the Exchange Circular and Consent Solicitation which can be obtained by calling The Chase Manhattan Bank and Trust Company, National Association, the Company's Information Agent, at (415)-954-9506 (attn: Hank Helley). In addition, holders of Old Notes may contact Imperial Capital, LLC, the Company's Financial Advisor, at (310) 246-3700 (attn: Jason Reese, Chris Shephard and Kristin Engle). Holders of Old Notes who have any questions regarding the mechanics of the Exchange Offer and Consent Solicitation should contact the Exchange Agent at (415)-954-9506 (attn: Hank Helley). The Information Agent, the Financial Advisor and the Exchange Agent will answer any questions from holders of the Old Notes with respect to the Exchange Offer and Consent Solicitation solely by reference to the terms of the Exchange Circular and Consent Solicitation. In addition, all questions with respect to the Exchange Offer and Consent Solicitation may be directed to the Company at (310) 791-8096 (Attn: Brad Plantiko, Chief Financial Officer)

This Press Release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual

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results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in ICII's Registration Statements and Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

For further information contact:

                       Brad Plantiko
                       Chief Financial Officer and Executive Vice President Imperial Credit Industries, Inc.
                       (310) 791-8096

                       Paul Lasiter
                       Senior Vice President - Controller
                       Imperial Credit Industries, Inc.
                       (310) 791-8028

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